EXHIBIT 99.2



MILACRON
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                                   A WORLD LEADER IN MANUFACTURING TECHNOLOGIES


RONALD D. BROWN
Chairman, President and
Chief Executive Officer

March 2, 2004

Dear Fellow Shareholders,

As many of you are aware, we have been working on a plan to refinance Milacron's near-term debt. In the coming weeks, we have approximately $170 million of bank and bond debt that comes due and our $30 million sale of receivables facility expires. As we do not have sufficient cash to meet all of these obligations, we remain in discussions with both current and prospective lenders and investors to find the right solution to restructure our debt, but we can make no assurances that we will reach such an agreement by the maturity date of March 15.

Many of the refinancing alternatives under discussion would involve Milacron issuing an amount of common stock, or securities that are convertible or exercisable into common stock, by March 15 in excess of 20% of the 34,877,937 shares of our common stock currently outstanding. According to New York Stock Exchange (NYSE) policy, such an issuance of securities would normally require shareholder approval except in cases where a delay in securing shareholder approval would seriously jeopardize the financial viability of the company. The audit committee of Milacron's board of directors approved the use of this exception and authorized me to send notice on their behalf to the NYSE, which I have done today. The NYSE has accepted our application of the exception.

The purpose of this letter, therefore, is to inform you that, if a satisfactory refinancing agreement can be reached, we could issue up to 15,122,063 shares of common stock and/or securities that are convertible or exercisable into such number of shares of common stock (consisting of 4,729,151 treasury shares and 10,392,912 previously authorized but as-yet-unissued shares) prior to March 15 without shareholder approval. The transactions we are currently pursuing would likely require the eventual issuance of further additional shares. If Milacron issues additional shares (or securities convertible or exercisable for additional shares), beyond the initial 15,122,063 shares, Milacron would seek shareholder approval secured in due course to increase the number of shares of common stock authorized for issuance under the company's certificate of incorporation and for the issuance of such securities. At this point in time, it is unclear how many additional shares of common stock (or securities convertible or exercisable for additional shares) would be issued in connection with any comprehensive refinancing plan pursuant to an agreement that would provide for the required funds by March 15.

In closing, I want to reassure you that we remain absolutely committed to finding a refinancing solution that is in the best long-term interest of all of Milacron stakeholders: shareholders, customers, employees, suppliers and creditors. We will continue to keep you informed as we move forward.

Thank you for your support.

Sincerely,

/s/ Ron Brown

Ronald D. Brown